Exhibit 4.19

ab

Additional Tier 1 capital (Basel III-compliant)

Issuer                                         UBS Group AG, or other employing entities of the UBS group

ISIN                                            -

Issue Date                                   21.02.2020  1

Currency                                    USD

Nominal

(million)                                      2

Coupon Rate                              3.90% / 1.50% 3

Maturity Date                              perpetual  4

First Call  Date                             1 March 2025 5

1 Issuance date which corresponds to grant date for employees.

2 Please, refer to the table “Capital and total loss-absorbing capacity instruments of UBS Group AG consolidated and UBS AG consolidated and standalone - Key features” for information on the outstanding amount.

3 Applicable to USD-denominated and CHF-denominated issues, respectively and not payable to MRTs and SMFs, both as defined within this document.

4 Subject to forfeiture and vesting provisions.

5 For SMFs, as defined within this document, 1 March 2026 and 1 March 2027

Deferred Contingent Capital Plan 2019/20 (DCCP)

Summary description of the terms and conditions of DCCP as a capital instrument

Overview

Issues under the DCCP are made by UBS Group AG or certain other employing entities to key contributors at UBS Group AG or any of its subsidiaries (together, the "Group"). Eligibility is determined by the Issuer and issues are granted at its sole discretion.

Issuer	UBS Group AG or certain other employing entities of the UBS group
Type of instrument

Non-transferable   contingent   right    against   the    Issuer    to   receive

(i)   discretionary annual interest equivalent payments on the nominal value of a hypothetical perpetual Additional Tier 1 ("AT1") security notionally issued by UBS Group AG at grant (the "Notional Bond"), and

(ii)   at redemption, as determined by the Issuer in its sole discretion, either the value of the Notional Bond in cash or perpetual AT1 securities issued or guaranteed by UBS Group AG or any other member of the Group of equivalent value (in each case net of any applicable taxes and social security contributions to the employee's account).

For DCCP awarded to EU Material Risk Takers (MRT)[1]  and individuals performing designated Senior Management Functions (SMF)[2] there will be no contingent right to receive discretionary annual interest payments; only non-transferable contingent right against the Issuer to receive the amount indicated under (ii) above.

Conditional Interest Equivalents

Subject to (i) the conditions set out under "Trigger Event or Viability Event" and "Forfeiture and Vesting Provisions" and (ii) the discretionary and mandatory interest cancellation provisions as set  out  below, interest equivalents will be payable annually in arrears on the nominal value of the Notional Bond at a rate of 1.50% for CHF-denominated issues and 3.90% for USD-denominated  issues.

The Issuer may, at its discretion, elect to  cancel  any  interest  equivalent that is otherwise scheduled to be paid on any interest payment date. In addition, without limitation to the foregoing, payments of interest equivalents will not be made unless sufficient distributable items (i.e.,  net  profits  carried  forward  and  freely  distributable  reserves)

1 Based on European Banking Authority's guidelines.

2 According to UK Prudential Regulation Authority's and Financial Conduct Authority's rules.

of UBS Group AG are available.
Maturity date

Issues under the DCCP have no scheduled maturity date.

Notwithstanding the foregoing, but subject to the conditions set  out under "Trigger Event or Viability Event" and "Forfeiture and Vesting Provisions", issues to US taxpayers will mature and be settled on or about 1 March 2025 (the "First Call Date"). The Notional Bond  underlying such issues will have no scheduled maturity date.

Trigger Event or Viability Event

All outstanding issuances under the DCCP (or, in case of a Trigger Event (as defined below), all outstanding awards under the DCCP in relation to which a Trigger Event has occurred) will be automatically and permanently written down to zero, no further amounts will be due or paid thereunder and such awards will be permanently cancelled, if:

a)      the reported Common Equity Tier 1 ratio of the Group set forth in UBS Group AG 's quarterly financial accounts, results, the annual report, or in any reviewed interim measurement published upon the instruction of the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), falls below 7% or, with respect to grants awarded to Group Executive Board members, 10%, as of the relevant balance sheet date (each, a "Trigger Event");

b)      FINMA provides UBS Group AG with written notice of its determination that amounts outstanding under the DCCP are required to be written down to prevent the insolvency, bankruptcy or failure of UBS Group AG; or

c)      UBS Group AG has received a commitment of direct or indirect extraordinary support from the public sector that FINMA has determined and confirmed in writing to UBS Group AG is necessary to prevent the insolvency, bankruptcy or failure of UBS Group AG (an event described in clause (b) or (c), a "Viability Event").

Conditional Redemption

Subject to the conditions set out under "Trigger Event or Viability Event" and "Forfeiture and Vesting Provisions", the Issuer may, at its sole discretion, redeem any issuance by way of either a cash payment or delivery of  AT1  securities  on  the  First  Call  Date,  provided  that,  where  the

Issuer has  elected  to  redeem  an  issuance  by  way  of  a  cash  payment,  a redemption will not occur until FINMA has approved it. DCCP issuances to SMFs may be redeemed by the Issuer on the same basis, in equal quantities on 1 March 2026 and 1 March 2027 respectively. However, the following exceptions will apply:

a)       For SMFs, who are Group Managing Directors (GMDs) or Group Divisional Vice Chair role holders, the DCCP Issuances may be redeemed on the same basis with 46% redeemed on 1 March 2026 and 54% redeemed on 1 March 2027

b)       For SMFs, who are members of the Group Executive Board, the DCCP Issuances may be redeemed on the same basis with 23% redeemed on 1 March 2026 and 77% redeemed on 1 March 2027

In case of a redemption by way of delivery of securities, the securities will be perpetual AT1 securities issued or guaranteed by UBS or any  other member of the Group with substantially the same terms and provisions consistent with the Notional Bond, including but not limited to, the same Trigger and Liability Events and the aggregate value of the AT1 securities shall, subject to rounding, equal the value of the Notional Bond (net of any applicable taxes and social security contributions).

For issuances granted to US taxpayers, redemption will be on the First Call Date, such that if FINMA approval for  any cash settlement  has   not been given, issuances must be settled by delivery  of  AT1 securities, on or about that date. Any AT1 securities delivered at settlement shall be marketable subordinated UBS Group AG debt instruments in the AT1 category having such terms and provisions consistent with the Notional Bond terms and provisions as determined  by UBS Group AG in its sole discretion on or prior to the Grant Date.

Forfeiture and Vesting Provisions

Subject to the conditions set out under "Trigger Event or Viability Event", issuances under the DCCP will vest after a minimum of five years.

An outstanding unvested issuance under the DCCP will generally be forfeited and cancelled, and no further interest  equivalents  will generally be due or paid, due to termination of employment or harmful acts by the employee. In certain circumstances, vesting of outstanding awards under the DCCP may be subject to conditions relating to the performance of the Group and/or  the  employee's  business  division and similar conditions. In addition, with respect to any award granted    to Group Executive Board members, if the Group  does not  generate  an adjusted pre-tax profit with respect to any financial year ending during or after the year of grant, but prior to the relevant vesting date,  the nominal amount of such award will be reduced by 20% of the nominal amount of such award on the relevant grant date.

In case of death or disability, an outstanding  unvested  issuance  under the DCCP will vest on the date  that  the  employee's  employment contract terminates due to death or  disability.

Vesting may be accelerated, and forfeiture provisions may be relaxed, in case of early termination of the DCCP by, or change of control in, UBS Group AG.

Status Governing Law

In the event of the liquidation or winding up of the Issuer under circumstances that  do  not  coincide  with  the  occurrence  of  a  Trigger  Event or a Viability Event, the holder will have a claim ranking junior to all rights and claims of priority creditors of the Issuer (i.e., claims in respect of obligations of the Issuer (i) that are unsubordinated or (ii) that are subordinated (including Tier 2 instruments) and do not, or are expressly not stated to, rank pari passu with, or junior to, the Issuer's obligations under the DCCP or any of the Issuer's obligations ranking pari passu with the Issuer's obligations under the DCCP).

Swiss law / in certain cases, New York law